UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2021

The RealReal, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38953	45-1234222
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Francisco Street Suite 600

San Francisco, CA 94133

(Address of Principal Executive Offices, including Zip Code)

(855) 435-5893

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.00001 par value	REAL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture

On March 8, 2021, The RealReal, Inc. (the “Company”) entered into an indenture (the “Indenture”) by and among the Company and U.S. Bank National Association, as trustee, in connection with the sale by the Company of $250.0 million in aggregate principal amount of its 1.00% Convertible Senior Notes due 2028 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes will mature on March 1, 2028, unless earlier redeemed or repurchased by the Company or converted.

The Notes accrue interest at a rate of 1.00% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, beginning on September 1, 2021. The initial conversion rate applicable to the Notes is 31.4465 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $31.80 per share). The conversion rate is subject to adjustment upon the occurrence of certain specified events, but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a “make-whole fundamental change” (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares for a holder that elects to convert its Notes in connection with such make-whole fundamental change.

The Notes will be redeemable, in whole or in part, at the Company’s option at any time, and from time to time, on or after March 5, 2025 if the last reported sale price per share of the Company’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides notice of redemption, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. In addition, calling any Note for redemption will constitute a make-whole fundamental change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption.

Prior to December 1, 2027, the Notes will be convertible only under the following circumstances: (1) during any fiscal quarter commencing after the fiscal quarter ending on June 30, 2021 (and only during such fiscal quarter), if the last reported sale price of the Company’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five-business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the conversion rate on each such trading day; (3) if the Company calls such Notes for redemption, at any time until the close of business on the second scheduled trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate events. On or after December 1, 2027, holders may convert all or any portion of their Notes at any time prior to the close of business on the scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions. Upon conversion, the Notes will be settled, at the Company’s election, in cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock.

The Notes are unsecured and unsubordinated obligations of the Company and rank senior in right of payment to any future indebtedness of the Company that is expressly subordinated in right of payment to the Notes; rank equal in right of payment to any existing and future unsecured indebtedness of the Company that is not so subordinated, including the Company’s 3.00% Convertible Senior Notes Due 2025; be effectively subordinated in right of payment to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness; and be structurally subordinated to all future indebtedness and other liabilities of and obligations incurred by future subsidiaries of the Company (including trade payables).

The following events are considered “events of default,” which may result in the acceleration of the maturity of the Notes:

(1)	the Company defaults in the payment of interest on any Note when the same becomes due and payable and such default continues for a period of 30 consecutive days;

(2)

the Company defaults in the payment of principal of any Note when the same becomes due and payable at maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by the Company to comply with its obligation to convert the Notes upon exercise of a holder’s conversion right, and such failure continues for three business days;

(4)	failure by the Company to give a fundamental change notice or a notice of a specified corporate transaction at the time, in the manner, and with the contents under the Indenture in each case when due;

(5)	failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6)

failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received to comply with any of our other agreements contained in the Notes or the Indenture;

(7)	certain defaults by the Company or any of its future significant subsidiaries with respect to indebtedness for borrowed money of at least $20,000,000;

(8)

a final judgments being rendered against the Company or any of its future significant subsidiaries for the payment of at least $20,000,000 (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance), which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; and

(9)	certain events of bankruptcy, insolvency, or reorganization of the Company or any of its future significant subsidiaries.

If an event of default described in paragraph (9) above occurs with respect to the Company (and not solely with respect to a significant subsidiary of the Company), then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If an event of default occurs and is continuing (other than an event of default described in paragraph (9) above with respect to the Company and not solely with respect to a significant subsidiary of the Company), then, with the exception of certain reporting events of default, the trustee by notice to the Company, or the holders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to the Company and the trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately.

The sale of the Notes resulted in estimated net proceeds to the Company of approximately $241.9 million, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. The Company used a portion of the net proceeds from the offering to fund the cost of entering into the capped call transactions described below. The Company intends to use the remainder of the net proceeds for general corporate purposes.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture and the form of the Note, which are included as Exhibits 4.1 and 4.2 hereto and incorporated herein by reference.

Capped Call Transactions

On March 8, 2021, in connection with the offering of the Notes, the Company entered into capped call transactions with respect to its common stock (the “Base Purchased Calls”) with each of Credit Suisse Capital LLC, Bank of America, N.A. and Morgan Stanley & Co. LLC (collectively, the “Counterparties”). The Company paid an aggregate amount of approximately $29.3 million to the Counterparties for the Base Purchased Calls. The Base Purchased Calls cover, subject to anti-dilution adjustments that are intended to be substantially identical to those in the Notes, approximately 7.9 million shares of the Company’s common stock at a strike price that corresponds to the initial conversion price of the Notes, also subject to adjustment, and are exercisable upon conversion of the Notes. The Base Purchased Calls will expire upon the maturity of the Notes.

If the initial purchasers exercise of their option to buy additional Notes, then the Company expects to enter into one or more additional convertible note hedge transactions (collectively with the Base Purchased Calls, the “Purchased Calls”) with each of the Counterparties on terms substantially similar to those of the Base Purchased Calls relating to the number of shares underlying such option.

The form of the confirmation relating to the Base Purchased Calls is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

The Purchased Calls are intended to offset the potential dilution as a result of conversion of the Notes unless we elect, at our option and subject to certain conditions specified under the capped call transactions, for the options to be settled in cash rather than shares of our common stock.

The Purchased Calls are separate transactions, entered into by the Company with the Counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Purchased Calls.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture dated March 8, 2021, between The RealReal, Inc. and U.S. Bank National Association as Trustee, including form of 1.00% Convertible Senior Note due 2028.

4.2	Form of 1.00% Convertible Senior Note due 2028 (included in Exhibit 4.1).

10.1	Form of Base Capped Call Confirmation, dated March 8, 2021 between The RealReal, Inc. and each of the Counterparties.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The RealReal, Inc.

Date: March 8, 2021	By:	/s/ Todd Suko
Todd Suko
Chief Legal Officer and Secretary